                                                                    EXHIBIT 10.4


                          PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into this 3rd day of April, 1996, by and among those entities listed on Exhibit A attached hereto by this reference incorporated herein (the "Shareholders"), constituting the sole shareholders of Amusement Co., Inc., a Delaware corporation ("ACI") and Amusement Co. Partners, Inc., a Delaware corporation ("ACPI"), Capital Trust Investments Limited, a British Virgin Islands corporation (the "Noteholder"), the holder of a certain promissory note (the "Note") from National Entertainment Funding, L.P., a Delaware limited partnership (the "Partnership"), in the principal amount of Three Million Dollars ($3,000,000), and Mountasia Entertainment International, Inc., a Georgia corporation ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, ACI is a general partner of the Partnership, and ACPI is a limited partner of the Partnership;

         WHEREAS, the sole asset of ACI is its general partner interest in the Partnership (the "G.P. Interest") and the sole asset of ACPI is its limited partner interest in the Partnership (the "L.P. Interest");

         WHEREAS, Shareholders now own and desire to sell to Purchaser all of the issued and outstanding shares of capital stock (the "Shares") of ACI and ACPI and Purchaser desires to acquire same from Shareholders, subject to the terms and conditions set forth below; and

         WHEREAS, Noteholder now owns and desires to sell the Note to Purchaser and Purchaser desires to acquire same from Noteholder, subject to the terms and conditions set forth below,

         NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby covenant and agree as follows:

         1. PURCHASE AND SALE OF THE SHARES AND THE NOTE. On the terms and conditions set forth herein, (i) Shareholders hereby sell, transfer, assign, convey and deliver to Purchaser all of their right, title and interest in and to the Shares and Purchaser hereby purchases and acquires from Shareholders all of their right, title and interest in and to the Shares; and
(ii) Noteholder hereby sells, transfers, assigns, conveys and delivers to Purchaser all of its right, title and interest in and to the Note and Purchaser hereby purchases and acquires from Noteholder all of its right, title and interest in and to the Note.

         2. PURCHASE PRICE. In full consideration for the purchase of the Shares, Purchaser is simultaneously herewith paying to Shareholders a total purchase price (the "Stock Purchase Price") of TWO MILLION SEVEN HUNDRED FIFTY FIVE THOUSAND FIVE HUNDRED





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FIFTY SIX DOLLARAS ($2,755,556) to be apportioned among the Shareholders as set forth on Exhibit A attached hereto and by this reference incorporated herein.
In consideration for the purchase of the Note, Purchaser is simultaneously herewith paying to Noteholder a total purchase price (the "Note Purchase
Price") of TWO MILLION EIGHT HUNDRED THOUSAND DOLLARS ($2,800,000).

         3. PAYMENT OF PURCHASE PRICE. Purchaser is paying the Stock Purchase Price and the Note Purchase Price (collectively, the "Purchase Price") by delivering to Shareholders and Noteholder, in exchange for the Shares and the Note, Purchaser's 9.1% Subordinated Convertible Debentures Due January 1, 1998 (individually, a "Debenture" and collectively, the "Debentures"), the form of which is attached hereto as Exhibit B and by this reference incorporated herein. The Debentures, duly issued in the names of Shareholders and the Noteholder in the respective denominations set forth on Exhibit A, are simultaneously herewith being delivered to Shareholders and Noteholder (collectively, "Sellers"), in exchange for which certificates representing the Shares, duly endorsed by Shareholders for transfer to Purchaser or Purchaser's designee, are simultaneously herewith being delivered to Purchaser and the original Note is simultaneously herewith being delivered to Purchaser, accompanied by such instruments of transfer and assignment as Purchaser deems reasonably necessary to vest good title to the Note in Purchaser. Purchaser shall have no rights of set-off with respect to the Purchase Price for any reason.

         4. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS OF ACPI. Shareholders other than Capital Trust Management Limited (the "ACPI Shareholders") jointly and severally hereby represent and warrant to Purchaser that all of the following are true as of the date hereof, and that such representations and warranties shall survive for a period of one year from the date hereof:

                 4.1 DUE ORGANIZATION. ACPI is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted. Copies of the Articles of Incorporation of ACPI (certified by the Secretary of State of the State of Delaware) and Bylaws of ACPI (certified by the Secretary of ACPI), each as amended, are attached hereto as Schedule 4.1. ACPI is not qualified to do business in any other jurisdiction. The stock records and minute books of ACPI, as heretofore made available to Purchaser, are correct and complete.

                 4.2 CAPITAL STOCK OF ACPI. The total authorized capital stock of ACPI consists solely of 1,000 shares of voting common stock $0.10 par value, of which 900 shares are issued and outstanding. All of the issued and outstanding shares of the capital stock of ACPI are owned by the ACPI Shareholders and have been duly authorized and validly issued, are fully paid and nonassessable, and such shares were offered, issued, sold and delivered by ACPI in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such shares were issued in violation of the preemptive rights of any past or present stockholder. ACPI does not have outstanding and has not agreed to issue any securities, including, but not limited to, any stock, options, warrants, convertible securities, puts, calls or other derivative securities.





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                 4.3  TRANSACTIONS IN CAPITAL STOCK.  ACPI has not acquired any treasury stock. No option, warrant, call, conversion right or commitment of any kind exists which obligates ACPI to issue any of its authorized but unissued capital stock. In addition, ACPI has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

                 4.4 SUBSIDIARIES. ACPI does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock or securities convertible into capital stock or any other equity interest in any corporation, association or business entity, other than the Partnership. ACPI is not, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity, other than the Partnership.

                 4.5 CONFORMITY WITH LAW. ACPI is not in material default under any law or regulation or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it, and there are no claims, actions, suits or proceedings, pending or, to the knowledge of the ACPI Shareholders, threatened, against or affecting ACPI, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and it has not received any notice of any claim, action, suit or proceeding, whether pending or threatened.

                 4.6 TAXES. ACPI has timely filed all requisite federal and other tax returns required to be filed for all fiscal periods ended on or before the date hereof, and there are no examinations or audits in progress (or notices of impending examinations or audits) or claims against it for federal and other taxes (including penalties and interest) for any period(s) and it has not received any notice of any claim, whether pending or threatened, for taxes. There are no tax examinations of ACPI pending, and ACPI has not granted any extensions of any statutory limitations. Purchaser acknowledges the only tax returns filed by ACPI are for the 1994 fiscal year, that such returns were prepared on the basis of information regarding the Partnership prepared by Purchaser and provided by it to ACPI and that the ACPI Shareholders make no representation or warranty regarding the accuracy or completeness of such information. Purchaser further acknowledges that ACPI's tax returns for the 1995 fiscal year have not yet been prepared since information regarding the Partnership needed to prepare such returns is not yet available, and Purchaser agrees that it shall be responsible for preparing and filing ACPI's 1995 tax returns and for paying any taxes due for such year that have not yet been paid, or for causing ACPI to do so.

                 4.7 COMPLETENESS. The certified copies of the Articles of Incorporation and Bylaws, both as amended to date, of ACPI, and the copies of all instruments, agreements, licenses, permits, certificates or other documents which are included on schedules attached hereto or delivered to Purchaser in connection with the transactions contemplated hereby are complete and correct; neither ACPI nor any other party thereto is in material default thereunder; except as set forth in the schedules and documents attached to this Agreement, the rights and benefits of ACPI thereunder will not be materially and adversely affected by the transactions contemplated hereby; and the execution of this Agreement and the performance of the obligations





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hereunder will not materially violate or result in a material breach or constitute a default under any of the terms or provisions thereof.  Subject to
Section 9.3, none of such instruments, agreements, contracts, licenses, permits, certificates or other documents requires notice to, or the consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby to remain in full force and effect or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit.

                 4.8 DEPOSIT ACCOUNTS; POWERS OF ATTORNEY. ACPI currently has no bank accounts, and its has not granted any powers of attorney.

                 4.9 OWNERSHIP OF L.P. INTEREST. ACPI is the owner of the L.P. Interest, free and clear of any liens, charges, or other encumbrances of any nature whatsoever. The sole purpose and business of ACI is to hold the L.P. Interest. Subject to Section 9.3, the making and performance of this Agreement does not and will not constitute a default under or result in the creation of any adverse claim, lien, charge or encumbrance upon or against the L.P. Interest pursuant to any agreement or instrument to which ACPI or its assets is or may be bound. ACPI has not engaged in any business other than to serve as a limited partner of the Partnership. ACPI does not have any assets other than the L.P. Interest, and it has not incurred any liabilities other than those, if any, arising from its ownership of the L.P. Interest.

         5. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER OF ACI. Capital Trust Management Limited (the "ACI Shareholder") represents and warrants to Purchaser that all of the following are true as of the date hereof and that such representations and warranties shall survive for a period of one year from the date hereof:

                 5.1 DUE ORGANIZATION. ACI is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted. Copies of the Articles of Incorporation of ACI (certified by the Secretary of State of the State of Delaware) and Bylaws of ACI (certified by the Secretary of ACI), each as amended, are attached hereto as Schedule 5.1, and ACI is qualified to do business in Florida. The stock records and minute books of ACI, as heretofore made available to Purchaser, are correct and complete.

                 5.2 CAPITAL STOCK OF ACI. The total authorized capital stock of ACI consists solely of 1,000 shares of voting common stock $0.10 par value, of which 100 shares are issued and outstanding. All of the issued and outstanding shares of the capital stock of ACI are owned by the ACI Shareholder and have been duly authorized and validly issued, are fully paid and nonassessable, and such shares were offered, issued, sold and delivered by ACI in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such shares were issued in violation of the preemptive rights of any past or present stockholder. ACI does not have outstanding and has not agreed to issue any securities, including, but not limited to, any stock, options, warrants, convertible securities, puts, calls or other derivative securities.





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

                 5.3 TRANSACTIONS IN CAPITAL STOCK. ACI has not acquired any treasury stock. No option, warrant, call, conversion right or commitment of any kind exists which obligates ACI to issue any of its authorized but unissued capital stock. In addition, ACI has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

                 5.4 SUBSIDIARIES. ACI does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock or securities convertible into capital stock or any other equity interest in any corporation, association or business entity, other than the Partnership. ACI is not, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity, other than the Partnership.

                 5.5 CONFORMITY WITH LAW. ACI is not in material default under any law or regulation or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it, and there are no claims, actions, suits or proceedings, pending or, to the knowledge of the ACI Shareholder, threatened, against or affecting ACI, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and it has not received any notice of any claim, action, suit or proceeding, whether pending or threatened.

                 5.6 TAXES. ACI has timely filed all requisite federal and other tax returns required to be filed for all fiscal periods ended on or before the date hereof, and there are no examinations or audits in progress (or notices of impending examinations or audits) or claims against it for federal and other taxes (including penalties and interest) for any period(s) and it has not received any notice of any claim, whether pending or threatened, for taxes. There are no tax examinations of ACI pending, and ACI has not granted any extensions of any statutory limitations. Purchaser acknowledges that the only tax returns filed by ACI are for the 1994 fiscal year, that such returns were prepared on the basis of information regarding the Partnership prepared by Purchaser and provided by it to ACI and that the ACI Shareholder makes no representation or warranty regarding the accuracy or completeness of such information. Purchaser further acknowledges that ACI's tax returns for the 1995 fiscal year have not yet been prepared since information regarding the Partnership needed to prepare such returns is not yet available, and Purchaser agrees that it shall be responsible for preparing and filing ACI's 1995 tax returns and for paying any taxes due for such year that have not yet been paid, or for causing ACI to do so.

                 5.7 COMPLETENESS. The certified copies of the Articles of Incorporation and Bylaws, both as amended to date, of ACI, and the copies of all instruments, agreements, licenses, permits, certificates or other documents which are included on schedules attached hereto or delivered to Purchaser in connection with the transactions contemplated hereby are complete and correct; neither ACPI nor any other party thereto is in material default thereunder; except as set forth in the schedules and documents attached to this Agreement, the rights and benefits of ACI thereunder will not be materially and adversely affected by the transactions contemplated hereby; and the execution of this Agreement and the performance of the obligations hereunder will not materially violate or result in a material breach or constitute a default under





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any of the terms or provisions thereof.  Subject to Section 9.3, none of such instruments, agreements, contracts, licenses, permits, certificates or other documents requires notice to, or the consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby to remain in full force and effect or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit.

                 5.8 DEPOSIT ACCOUNTS; POWERS OF ATTORNEY. ACI currently has no bank accounts, and it has not granted any powers of attorney.

                 5.9 OWNERSHIP OF G.P. INTEREST. ACI is the owner of the G.P. Interest, free and clear of any liens, charges, or other encumbrances of any nature whatsoever. The sole purpose and business of ACI is to hold the G.P. Interest and serve as a general partner of the Partnership. Subject to Section 9.3, the making and performance of this Agreement does not and will not constitute a default under or result in the creation of any adverse claim, lien, charge or encumbrance upon or against the G.P. Interest pursuant to any agreement or instrument to which ACI is a party or by which ACI or its assets is or may be bound. ACI has not engaged in any business other than to serve as a general partner of the Partnership. ACI does not have any assets other than the G.P. Interest, and it has not incurred any liabilities other than those arising from the G.P. Interest.

         6. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS INDIVIDUALLY. Each Shareholder, severally and not jointly, represents and warrants to Purchaser as to itself only that the following is true as of the date hereof and that such representations and warranties shall survive for a period of one year from the date hereof.

                 6.1 AUTHORIZATION. Such Shareholder has full legal right, power and authority to enter into this Agreement. This Agreement has been duly authorized by such Shareholder. The exchange of such Shareholder's Shares for Debentures, pursuant to the provisions of this Agreement, will transfer full and complete ownership of and valid title in such Shares to Purchaser, free and clear of all liens, encumbrances, pledges and claims of every kind. The Shares indicated beside such Shareholder's name on Exhibit A are owned of record and beneficially by it.

         7. REPRESENTATIONS AND WARRANTIES OF NOTEHOLDER. Noteholder hereby represents and warrants to Purchaser that all of the following are true as of the date hereof, and that such representations and warranties shall survive for a period of one year from the date hereof:

                 7.1 AUTHORIZATION. Noteholder has full legal right, power and authority to enter into this Agreement; this Agreement has been duly authorized by Noteholder; and the exchange of the Note for Debentures, pursuant to the provisions of this Agreement, will transfer full and complete ownership of and valid title in the Note to Purchaser, free and clear of all liens, encumbrances, pledges and claims of every kind. A true and correct copy of the
Note is attached hereto as Schedule 7.1.

                 7.2 NO CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of the transactions herein referred to or contemplated hereby and





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the fulfillment of the terms hereof and thereof will not conflict with, or result in a default (or constitute a default but for any requirement of notice or lapse of time or both) under any document, agreement or other instrument to which Noteholder is a party, or result in the imposition of any lien, charge or encumbrance on Noteholder's properties pursuant to (i) any law or regulation to which Noteholder, or Noteholder's properties, is subject, or (ii) any judgment, order or decree to which Noteholder is bound or any of Noteholder's properties is subject, except that the consent of the Partnership is required for the transfer of the Note to Purchaser.

         8. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Sellers that all of the following representations and warranties are true as of the date hereof and as of each date the Debentures are converted into common stock pursuant to the terms of the Debentures, and shall survive for a period of twelve months following the date the Debentures are converted into common stock.

                 8.1 DUE ORGANIZATION. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Georgia and is duly authorized, qualified and licensed under all applicable laws, regulations, and ordinances of public authorities to carry on its respective businesses in the places and in the manner as now conducted except for where the failure to be so authorized, qualified or licensed would not have a material adverse effect on its respective businesses. Copies of the Articles of Incorporation (certified by the Secretary of State of the State of Georgia) and the Bylaws, as amended, of Purchaser (certified by the Secretary of Purchaser) are attached hereto as Schedule 8.1.

                 8.2 DEBENTURES. The Debentures delivered to Sellers simultaneously herewith have been duly authorized and are valid and legally issued instruments of Purchaser and are free from all liens, encumbrances, pledges and claims of every kind. The Debentures have been duly executed and delivered by Purchaser and constitute the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with their terms, except as the same may be limited by applicable bankruptcy or other laws of general application which affect the enforceability of creditors' rights. A copy of the form of the Debenture is attached hereto as Exhibit B and by this reference incorporated herein. The shares of Purchaser's common stock issuable upon conversion of the Debentures will, when issued in accordance with the terms of the Debentures, be duly authorized, validly and legally issued, fully paid and nonassessable, not subject to any preemptive or similar rights, and free from all liens, encumbrances, pledges and claims of every kind.

                 8.3 AUTHORIZATION. Purchaser has full legal right, power and authority to enter into this Agreement. The execution and delivery of this Agreement by the Purchaser and the performance by Purchaser of its obligations hereunder has been duly authorized by Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy or other laws of general application which affect the enforceability of creditors' rights.





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                 8.4  NO CONFLICTS.  The execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated hereby and the fulfillment of the terms hereof and thereof will not:

                 (i) conflict with, or result in a breach or violation of the Articles of Incorporation or Bylaws of Purchaser;

                 (ii) materially conflict with, or result in a material default (or constitute a default but for any requirement of notice or lapse of time or both) under, accelerate or permit the acceleration of the performance required by the terms of, or result in the creation or imposition of any lien, charge or encumbrance on any of Purchaser's properties pursuant to (A) any document, agreement or other instrument to which Purchaser is a party, (B) any law or regulation to which Purchaser, or any of its property, is subject, or (C) any judgment, order or decree to which Purchaser is bound or any of its property is subject;

                 (iii) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of Purchaser; or

                 (iv) require the consent, waiver or approval of, or any declaration or filing with, any person (whether or not a governmental authority).

                 8.5 DISCLOSURE. Purchaser has provided each Seller with a true and complete copy of its annual report on Form 10-K/A for its fiscal year ended September 30, 1995 (the "1995 10-K") and its quarterly report on Form 10-Q for the quarter ended December 31, 1995 (the "10-Q"). The 1995 10-K and 10-Q do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made. Since December 31, 1995, there has been no material adverse change in, and there are no facts which have a material adverse effect or in the future may reasonably be expected to have a material adverse effect on, the Purchaser's business, prospects, condition (financial or otherwise), affairs or operations which are not disclosed in the 1995 10-K or the 10-Q.

                 8.6 ISSUANCE OF SHARES UPON CONVERSION. To the best of Purchaser's knowledge, there is no reason Purchaser will be unable to issue shares of its common stock upon conversion of the Debentures pursuant to the terms thereof as set forth in Exhibit B.

                 8.7 INVESTMENT INTENT. Purchaser is acquiring the Shares and the Note for its own account, for investment, and without the intention of participating in a distribution thereof; provided, however, it is the intention of Purchaser to consolidate the business operations of the Partnership with it and to this extent Purchaser may cause to occur a merger or other business combination between Purchaser and the Partnership to accomplish this purpose.

                 8.8 PAYMENT OF INTEREST. Purchaser currently has assets legally available for, and is not subject to any restrictions with respect to, the payment of interest on the Debentures in accordance with the terms of the Debentures (without regard to Section 17 thereof). Purchaser has no reason to expect that it will not have assets legally available for, or that it will





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

be subject to restrictions with respect to, the payment of interest on the Debentures during the time the Debentures will be outstanding.

                 8.9 NO DEFAULTS UNDER SENIOR INDEBTEDNESS. Purchaser is not in default under any Senior Indebtedness (as defined in the Debentures), and no conditions exist that would constitute a default thereunder but for any requirement of notice or lapse of time or both.

         9.      ADDITIONAL COVENANTS AND ACKNOWLEDGEMENTS OF PURCHASER.

                 9.1 TRANSACTIONS WITH AFFILIATES. Purchaser agrees that so long as any of the Debentures remain outstanding, all transactions between Purchaser and any entity into which any or all of Purchaser's operations and/or assets may be transferred or any transactions between Purchaser and any affiliate of Purchaser (other than wholly-owned subsidiaries of Purchaser) shall be approved by a majority of the independent directors of the Purchaser's Board of Directors and will be on an arms-length basis and fair to Purchaser and to such other entity or affiliate. For purposes of this provision, an "affiliate" of Purchaser shall mean any officer, director or beneficial owner, directly or indirectly, of more than five percent of the common stock of Purchaser (and if such beneficial owner is a corporation, any person controlling, controlled by, or under common control with such beneficial owner, or any officer or director of such beneficial owner or of any corporation occupying any such control relationship) or any other person which, directly or indirectly, controls or is controlled by or is under common control with Purchaser. For purposes of this provision, "control" with respect to any person shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise. For purposes of this Section 9.1, "independent director" shall mean each director who is not an officer or employee of the Corporation or the "affiliate".

                 9.2 OPERATION OF THE PARTNERSHIP. Purchaser acknowledges to Sellers that (i) Purchaser has managed the Partnership since its formation and, therefore, has full knowledge of its assets, liabilities, business, prospects, condition (financial or otherwise), affairs and operations, (ii) Purchaser accepts all risks with respect thereto, and (iii) Sellers are making no representations with respect thereto or otherwise regarding the Partnership. Since Purchaser has full knowledge of the Partnership's assets, liabilities, business, prospects, condition (financial or otherwise), affairs and operations, it agrees that in the event the Partnership does not pay the Note pursuant to the terms thereof, Purchaser will have no claim against the Noteholder for such nonpayment.

                 9.3 PARTNERSHIP AND BANK CONSENTS. Purchaser is aware of the existence and contents of the National Entertainment Funding, L.P. Formation Agreement (the "Formation Agreement") and the Amended and Restated Agreement of Limited Partnership of National Entertainment Funding, L.P. (the "Partnership Agreement"), each dated as of June 30, 1994. Pursuant to the Formation Agreement and the Partnership Agreement, the consent of the other partners of the Partnership is required for the transactions contemplated hereby. Purchaser has advised Sellers that it is entering into a transaction with the other partners of the Partnership, and that in connection with such other transaction, Purchaser will obtain the necessary consents from the other partners and the Partnership to the transactions contemplated by this Agreement.





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

Purchaser has also advised Sellers that it is engaged in negotiations with NationsBank, N.A. (South) ("NationsBank"), a lender to the Partnership, and that Purchaser will obtain any necessary consents of NationsBank to the transactions contemplated by this Agreement.

         10. INDEMNIFICATION. Sellers and Purchaser each make the following representations to the other:

                 10.1 GENERAL INDEMNIFICATION BY SHAREHOLDERS. Each Seller covenants and agrees that it will severally and not jointly indemnify, defend, protect and hold harmless Purchaser at all times from and after the date of this Agreement for a period of twelve (12) months from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by Purchaser in excess of Five Thousand Dollars ($5,000) in the aggregate as a result of or incident to any breach of the representations and warranties of such Seller set forth herein, on the schedules or certificates attached hereto or in any other document delivered pursuant to this Agreement and any misrepresentations or nonfulfillment of any agreement on the part of such Seller under this Agreement.

                 10.2 INDEMNIFICATION BY PURCHASER. Purchaser covenants and agrees that it will indemnify, defend, protect and hold harmless Sellers at all times from and after the date of this Agreement until the expiration of twelve months following the date the Debentures are converted into common stock from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by Sellers in excess of Five Thousand Dollars ($5,000) in the aggregate as a result of or incident to any breach of the representations and warranties set forth herein, on the schedules or certificates attached hereto or in any other document delivered pursuant to this Agreement and any misrepresentations or nonfulfillment of any agreement on the part of Purchaser under this Agreement. Purchaser also covenants and agrees that it will indemnify, defend, protect and hold harmless Sellers at all times from and after the date of this Agreement from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expense of investigation) incurred by Sellers as a result of or incident to any claim made by NationsBank under the Construction and Working Capital Loan Agreement dated May 9, 1995, by and between the Partnership and NationsBank, the Promissory Note issued by the Partnership to NationsBank pursuant to such Loan Agreement or any other document, certificate or instrument delivered in connection therewith.

                 10.3 THIRD PERSON CLAIMS. Promptly after any party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to Section
10.1 or 10.2 hereof (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to give such notice shall not affect the rights of any Indemnified Party or the obligations of any Indemnifying Party hereunder except to the extent the Indemnifying Party has been prejudiced as a result thereof. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel (which shall be reasonably acceptable to the Indemnified Party) any such matter so long as the Indemnifying Party pursues the same in good faith and diligently, provided that the Indemnifying Party shall consult with and keep the Indemnified Party fully informed with respect to the defense and any proposed settlement. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof; provided, however, that under no circumstances shall the Indemnifying Party settle any Third Person claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party's possession or control. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in any matter through counsel of its own choosing at its own expense (unless there is a conflict of interest that prevents counsel for the Indemnifying Party from representing Indemnified Party, in which case the Indemnifying Party will reimburse the Indemnified Party for the expenses of its counsel); provided that the Indemnifying Party's counsel shall always be lead counsel and shall determine all litigation and settlement steps, strategy and the like (unless there is a conflict of interest that prevents counsel for the Indemnifying Party from representing the Indemnified Party, in which case counsel for the Indemnified Party shall determine all litigation and settlement steps, strategy and the like with respect to the Indemnified Party). After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses, out-of-pocket expenses and allocable share of employee compensation incurred in connection with such participation for any employee whose participation is so requested. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim which requires the payment of money only and includes as a condition thereof a complete release of the Indemnified Party, and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person and the Indemnified Party shall reimburse the Indemnifying Party for any additional costs of defense which it subsequently incurs with respect to such claim. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith, provided, however, that under no circumstances shall the Indemnified Party settle any Third Person claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

         11.     FEDERAL SECURITIES ACT COMPLIANCE AND RESTRICTIONS ON
TRANSFER.

                 11.1 REPRESENTATIONS.Each Seller acknowledges that none of the Debentures to be delivered to it pursuant to this Agreement will, at the time of delivery, be registered under the Securities Act of 1933, as amended (the "Act"). Each Seller hereby represents and warrants that it is acquiring the Debentures for investment, and not with a view toward, or for resale in connection with, a distribution of such Debentures. Each Seller acknowledges that the Debentures may be sold, pledged, hypothecated, disposed of, or otherwise transferred or distributed only (i) pursuant to registration of such Debentures under the Act, or (ii) pursuant to an exemption from the registration requirements of the Act, and in the case of exemption, only if such Seller delivers to Purchaser a legal opinion, in form and substance reasonably satisfactory to Purchaser and Purchaser's legal counsel, stating that an exemption from the registration requirements of the Act is available. The Debentures shall bear a legend setting forth the restrictions on transfer set forth in this Section 11.1.

                 11.2 SOPHISTICATION OF SHAREHOLDERS. Each Seller hereby makes the following representations and warranties to and for the benefit of
Purchaser:

                 (i) such Seller has been provided with or has obtained a copy of the 1995 10-K;

                 (ii) such Seller has had adequate opportunity to ask questions of and receive answers from the officers of Purchaser concerning any and all matters pertaining to the transactions referred to in the 1995 10-K which it deemed necessary or appropriate;

                 (iii) such Seller has in fact asked of Purchaser's officers any and all questions of the nature described in Section 11.2(ii) above which it desired to ask, and all such questions have been answered to the satisfaction of such Seller;

                 (iv) such Seller is the true party in interest and is not acquiring any of the Debentures for the benefit of any other person or entity;

                 (v) such Seller is acquiring the Debentures for such Seller's own account for investment, and not with a view to the resale, redistribution, subdivision or fractionalization of such Debentures;

                 (vi) such Seller has such knowledge and experience in financial and business matters and investments in general that it is capable of evaluating the merits and risks of the ownership of the Debentures;

                 (vii) such Seller acknowledges and understands that ownership of the Debentures involves a high degree of risk, including the possibility of a total loss of the investment in the Debentures; and

                 (viii) Purchaser has provided to such Seller, or has offered to provide to such Seller, copies of all reports, proxy statements, and other information which Purchaser files with the Securities and Exchange Commission.

         12.     GENERAL.

                 12.1 COOPERATION. Sellers and Purchaser shall each deliver or cause to be delivered to the other on the date hereof and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. Shareholders will cooperate and use their best efforts to have the present officers, directors and employees of ACI and ACPI cooperate with Purchaser on and after the date hereof in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the date hereof.

                 12.2 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, and their successors and permitted assigns.

                 12.3 ENTIRE AGREEMENT. This Agreement (including the schedules and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding between Sellers and Purchaser and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by Sellers and Purchaser acting through their respective officers, duly authorized by their respective Boards of Directors or other governing body (if applicable).

                 12.4 COUNTERPARTS. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

                 12.5 BROKERS AND AGENTS. Each party represents and warrants to the other that it will be solely responsible for any fee or compensation to any broker or agent used by it in connection with this transaction and agrees to indemnify the other against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

                 12.6 EXPENSES. Whether or not the transactions herein contemplated shall be consummated, Purchaser will pay the fees, expenses and disbursements of Purchaser and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto. Whether or not the transactions herein contemplated shall be consummated, Purchaser will also pay the fees, expenses and disbursements of Sellers and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Sellers under this Agreement.

                 12.7 NOTICES. All notices of communication required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person to an officer or agent of such party, or by recognized overnight courier service, fees prepaid.

                 (a)      If to Purchaser, addressed to it at:

                          Mountasia Entertainment International, Inc.
                          5895 Windward Parkway, Suite 220
                          Alpharetta, Georgia  30202
                          Attention:  L. Scott Demerau

                 With a copy to:

                          Nelson Mullins Riley & Scarborough, L.L.C.
                          400 Colony Square, Suite 2200
                          1201 Peachtree Street, N.E.
                          Atlanta, Georgia  30361
                          Attention:  Steven A. Cunningham, Esq.

                 (b) If to Shareholders or Noteholder, addressed to them in care of:

                          Capital Trust Developments Limited
                          c/o Kleinwort Benson (Guernsey) Limited
                          P.O. Box 44 Westbourne
                          The Grange
                          St. Peter Port
                          Guernsey
                          Channel Islands

                 With a copy to:

                          CT Capital International, Inc.
                          575 Fifth Avenue
                          New York, New York  10017
                          Attention:  John P. Oswald

                 and

                          Morgan, Lewis & Bockius, L.L.P.
                          101 Park Avenue
                          New York, New York  10178
                          Attention:  Charles E. Engros, Esq.

                 12.8 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Georgia without regard to the principles of conflict of laws.

                 12.9 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements of the parties made herein or in writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby and any examination on behalf of the parties.

                 12.10 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

                 12.11 REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                        "PURCHASER"

                                        MOUNTASIA ENTERTAINMENT
                                        INTERNATIONAL, INC.


ATTEST:

/s/ Barbara Jean Vandersaar
- -------------------------------         By:  /s/ L. Scott Demerau
                                            ------------------------------
                                        Its: President
                                            ------------------------------

         [CORPORATE SEAL]

                                 "SHAREHOLDERS"


                                 CAPITAL TRUST MANAGEMENT LIMITED
                                 OMAR S. BAHATEQ
                                 CLOVER HOLDINGS LTD.
                                 AL HUDA HOLDINGS LTD.
                                 DR. ANIS F. KASSIM
                                 SALEH M. AL-HAJAJ
                                 ABDULLAH AL ALI AL-MUSIM
                                 ALRAJA ESTABLISHMENT
                                 TAREQ BIN SALEH
                                 SARAH INVESTMENTS
                                 SHAKTI INVESTMENT HOLDINGS LTD.
                                 TAMANCA ESTABLISHMENT
                                 CAPITAL TRUST S.A.

                                 By:    /s/ John P. Oswald
                                       ---------------------------
                                       John P. Oswald
                                       Attorney-in-Fact


                                 "NOTEHOLDER"

                                 CAPITAL TRUST INVESTMENTS LIMITED


                                 By:   /s/ John P. Oswald
                                       ---------------------------
                                       John P. Oswald
                                       Attorney-in-Fact

                                                                       EXHIBIT A



SHAREHOLDER OF AMUSEMENT CO., INC.


                                                               Principal
                          No. of Shares        Purchase        Amount of
Name                        Being Sold           Price         Debentures
- ----                      -------------        --------        ----------

Capital Trust                  100               $100             $100
Management Limited


SHAREHOLDERS OF AMUSEMENT CO. PARTNERS, INC.



                                                               Principal
                          No. of Shares        Purchase        Amount of
Name                        Being Sold           Price         Debentures
- ----                      -------------        --------        ----------

Omar S. Bahateq                 45               $137,778         $137,778

Clover Holdings Ltd.            45               $137,778         $137,778

Al Huda Holdings               286.2             $876,267         $876,267
Ltd.

Dr. Anis F. Kassim              27               $ 82,667         $ 82,667

Saleh M. Al-Hajaj               90               $275,555         $275,555

Abdullah Al Ali                 45               $137,778         $137,778
Al-Musim

Alraja Establishment            45               $137,778         $137,778

Tareq Bin Saleh                 45               $137,778         $137,778

Sarah Investments               90               $275,555         $275,555


                                                               Principal
                          No. of Shares        Purchase        Amount of
Name                        Being Sold           Price         Debentures
- ----                      -------------        --------        ----------

Shakti Investment                18            $   55,111       $   55,111
Holdings Ltd.

Tamanca                          45            $  137,778       $  137,778

Capital Trust S.A.              118.8          $  363,733       $  363,733
                                -----          ----------       ----------

                   Total        900            $2,755,556       $2,755,556

NOTEHOLDER



                             Principal                          Principal
                             Amount of          Purchase        Amount of
Name                           Note               Price         Debentures
- ----                         ---------         ----------       ----------

Capital Trust                $3,000,000        $2,800,000       $2,800,000
Investments Limited

                                  EXHIBIT B

         NEITHER THIS DEBENTURE NOR THE SHARES OF COMMON STOCK ISSUABLE
          UPON CONVERSION OF THIS DEBENTURE HAVE BEEN REGISTERED UNDER
           THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES
               LAWS OF ANY STATE, AND NEITHER MAY BE SOLD WITHOUT
                REGISTRATION THEREOF OR AN EXEMPTION THEREFROM.

          9.1% SUBORDINATED CONVERTIBLE DEBENTURE DUE JANUARY 1, 1998



________________, 1996                                     $____________________


       1. FOR VALUE RECEIVED, the undersigned, MOUNTASIA ENTERTAINMENT INTERNATIONAL, INC., a corporation duly organized under the laws of the State of Georgia (herein called the "Maker") promises to pay to _____________________ or assigns (herein called the "Payee") the sum of____________________________ AND NO/100 DOLLARS ($_________________), together with interest on the principal hereof from time to time outstanding from the date of advancement until maturity, at the per annum rate hereinafter stated (computed on the basis of a year of 360 days and paid for the actual number of days elapsed), said principal and interest being payable in lawful money of the United States of America by wire transfer pursuant to the instructions provided to the Maker by the Payee.

       2. Purchase and Sale Agreement. This Debenture is one of the debentures being issued pursuant, and is subject, to the terms of that certain Purchase and Sale Agreement dated as of April 3, 1996 by and among Maker and Payee, among others (the "Purchase Agreement"). Reference is made to the Purchase Agreement for a description of the respective rights and limitations of rights, duties and obligations of the Payee and the Maker and the provisions of the Purchase Agreement are hereby incorporated into this Debenture by reference with the full effect of such provisions being stated herein. The Maker will provide a copy of the Purchase Agreement to the Payee upon request to the Maker at 5895 Windward Parkway, Suite 220, Alpharetta, Georgia 30202-4128, telephone number (770) 442-6640. Capitalized terms used in this Debenture and not defined herein shall have the meanings set forth in the Purchase Agreement.

       3. Interest-Rate and Interest Payment. (a) From and after the date hereof through maturity, the unpaid principal balance hereof shall bear interest from January 1, 1996 at a rate of nine and one-tenth percent (9.1%) per annum. Interest on said principal is due and payable quarterly in advance on the 8th of each of January, April, July and October, commencing January 8, 1996; provided that the interest payment for the first quarter this Debenture is outstanding shall be paid simultaneously with its issuance.

       (b) No dividend shall be declared or paid or any other distribution declared or made with respect to any class of stock of the Maker, nor shall any sums be set aside for or applied to the purchase or redemption of any shares of any class of stock of the Maker, unless and until all interest payable upon this Debenture and all other debentures issued pursuant to the Purchase Agreement (collectively, the "Debentures") have been fully paid.

       (c) Any partial interest payment with respect to the Debentures shall be made pro rata to all holders of the Debentures in proportion to the full amount of interest to which they would otherwise be entitled.

       (d) If the Maker is required to make any withholding or deduction from any interest payment required hereunder to the Payee for or in respect of any present or future taxes, levies, imposts, duties, charges or fees of any nature imposed by the United States (or any political subdivision thereof or therein),
(i) the Maker shall make such withholding or deduction, pay such taxes or other fees and provide the Payee with proof of such payment and (ii) the amount due to the Payee from the Maker with respect to such interest payment shall be increased to the extent necessary to ensure that after making such withholding or deduction, and any withholdings or deductions required to be made in respect of any such increase, the Payee shall receive an amount equal to the amount which the Payee would have received had no such withholding or deduction been required to be made.

       4. Past Due or Default Rate. All past due principal and interest of this Debenture, whether due as the result of acceleration of maturity or otherwise, shall bear interest from the due date at a rate equal to twelve percent (12%). In addition, upon the occurrence and during the continuance of any Default (as defined in Section 12), the unpaid principal balance and all due but unpaid interest thereon shall bear interest at a rate of twelve percent (12%) per annum.

       5. Term and Principal Payments. The principal of this Debenture is due and payable in full together with all due but unpaid interest thereon through the payment date on January 1, 1998 as such date may be extended as hereinafter set forth (the "Maturity Date").

       6. Prepayment. This Debenture is not subject to prepayment without the consent of the Payee.

       7.     Conversion.

       (a) Conversion Generally. This Debenture shall be convertible into shares of Maker's Common Stock at the option of Payee, at the option of Maker or automatically, as provided in this Section 7. This Debenture shall be convertible into the number of fully paid and nonassessable shares of Maker's Common Stock obtained by dividing the aggregate principal balance of Debentures to be converted plus any due and unpaid interest thereon by the Conversion Price specified in the provision of this Section 7 pursuant to which the Debenture is being converted. All shares of Maker's Common Stock and any other securities issuable upon conversion of the Debentures pursuant to this Section 7 shall be registered upon issuance under the Securities Act of 1933, as amended (the "Securities Act").

       (b)    Reorganization Prior to September 30, 1996.

              (1) Conversion at the Option of Payee. If, prior to September 30, 1996, Maker has completed a corporate restructuring whereby it reorganizes itself by spinning off any or all of its operations and/or assets to its shareholders as a separate public company or by creating a new class of "tracking" stock of Maker, the value of which is tied specifically to the performance of a portion of Maker's operations and/or assets (a "Reorganization"), Payee shall have the right to convert all or a portion of this Debenture into fully paid, nonassessable, registered shares of Common Stock of Maker (which, for this purpose, shall mean the continuing entity and not an entity which is spun off in the Reorganization) any time after September 30, 1996, at a Conversion Price equal to the closing bid price of a share of Maker's Common Stock on the day prior to the day upon which the holder provides notice that it wishes to convert its Debenture into shares of Maker's Common Stock.

              (2) Conversion at the Option of Maker. If Maker has completed a Reorganization prior to September 30, 1996, Maker shall have the option to require the conversion of this Debenture into fully paid, nonassessable, registered shares of Common Stock of Maker (which, for this purpose, shall mean the continuing entity and not an entity which is spun off in the Reorganization) for a period of time beginning on the thirtieth trading day after the date the Reorganization is completed and ending 90 days later, upon no less than five days written notice from Maker to Payee; provided, however, that upon the occurrence and during the continuance of a Default, Maker shall not be entitled to require the conversion of this Debenture. The Conversion Price for any conversion pursuant to this Section 7(b) (2) shall be an amount equal to the average of the closing bid prices of a share of Maker's Common Stock for the thirty (30) trading days prior to the date of notice of such conversion.

              (3) Automatic Conversion. Notwithstanding the foregoing, if Maker has completed a Reorganization prior to September 30, 1996, any principal amount of this Debenture that has not been converted prior to January 1, 1998 will be automatically converted into fully paid, nonassessable, registered shares of Maker's Common Stock on January 1, 1998, at a Conversion Price equal to the amount which is the lower of (i) the average of the closing bid prices of a share of Maker's Common Stock for the thirty (30) trading days prior to January 1, 1998, and (ii) $5.23.

       (c)    No Reorganization.

              (1) Conversion at the Option of Payee. If Maker has not completed a Reorganization, Payee shall have the right to convert all or a portion of this Debenture into fully paid, nonassessable, registered shares of Maker's Common Stock at any time after September 30, 1996, at a Conversion Price equal to the amount which is the lower of (i) the average of the closing bid prices for a share of Maker's Common Stock for the thirty (30) trading days prior to the date of notice of such conversion and (ii) $5.23.

              (2) Automatic Conversion. If Maker has not completed a Reorganization, any principal amount of this Debenture that has not been converted prior to January 1, 1998 will be automatically converted into fully paid, nonassessable, registered shares of Maker's Common Stock on January 1, 1998, at a Conversion Price equal to the amount which is the lower of (i) the average of the closing bid prices for a share of Maker's Common Stock for the thirty (30) trading days prior to January 1, 1998, and (ii) $5.23.

       (d) Reorganization After September 30, 1996. If Maker has not completed a Reorganization prior to September 30, 1996, but has completed a Reorganization prior to such time as all of the principal amount of this Debenture has been converted, then, any principal amount of this Debenture converted at any time after the date such Reorganization is completed shall be converted into Units (as hereinafter defined). Payee shall have the right to convert all or a portion of this Debenture into Units at any time on or after the date the Reorganization is completed. Any principal amount of this Debenture that has not been converted prior to January 1, 1998 will be automatically converted into Units on January 1, 1998. The Units to be issued as a result of conversion pursuant to this Section 7(d) shall consist of (i) one fully paid, nonassessable, registered share of Maker's Common Stock (adjusted for any stock split or stock dividend or similar event after the date of the Reorganization) and (ii) the number (adjusted for any stock split or stock dividend or similar event after the date of the Reorganization) of newly issued, fully paid, nonassessable, registered shares of common stock or other securities of the entity or entities which is/are spun off or of the new class of "tracking" stock of Maker described in Section 7(b) (1) to which each share of common stock of Maker was entitled as a result of the Reorganization. The Conversion Price for any conversion into Units pursuant to this Section 7(d) shall be an amount equal to the lower of (i) the average of the aggregate of the closing bid prices for a share (or other unit) of each of the individual securities comprising a Unit (measured by reference to the number of shares (or other units) of each such security within the Unit) for the thirty (30) trading days prior to the required payment date and (ii) $5.23.

       (e)    Merger, Sale of Assets or "Going Private" Transaction.

              (1) (A)       Immediately prior to the occurrence of (i) a
consolidation or merger of Maker with or into any other corporation or corporations, or (ii) a sale, conveyance or other disposition of all or substantially all of the assets of Maker, or (iii) a transaction or series of related transactions in which any person or any persons acting together which would constitute a "group" for purposes of Section 13 (d) of the Exchange Act acquires more than 25% of the voting power of Maker, or (iv) the termination of registration of Maker's securities under Section 12(g) of the Exchange Act or any other event which has the effect of Maker ceasing to file reports as required by Section 13 (a) of the Exchange Act, or the delisting of Maker's securities from the Nasdaq Stock Exchange, in either case as a result of any event other than a transaction described in any of clauses (i), (ii), (iii), or
(v) the resignation or removal of L. Scott Demerau from the offices of Chief Executive Officer and President of Maker for any reason (including death) (any of such events described in clauses (i) (ii), (iii) (iv) or (v), a "Change of Control Transaction"), any principal amount of this Debenture that has not otherwise been converted pursuant to Section 7 shall be immediately and automatically converted into fully paid, nonassessable, registered shares of Maker's Common Stock (except as provided in Section 7 (e) (2)) at a Conversion Price equal to the amount which is the lower of (x) $5.23 and (y) (1) the per share merger consideration, purchase, exchange or conversion price for Maker's Common Stock in a Change of Control Transaction described in clauses (i) or
(iii), (2) the aggregate purchase price (which shall include, without limitation, the amount of any liabilities assumed by the purchaser, the present value of any deferred consideration and the present value of any contingent consideration as agreed between Maker and Payee or as determined by an independent "Big Six" accounting firm chosen jointly by Maker and Payee) for a Change of Control Transaction described in clause (ii) divided by the number of shares of Maker's Common Stock outstanding at the time of such Change of Control Transaction or (3) the average of the closing bid prices of a share of Maker's Common Stock for the thirty (30) trading days prior to the effective date of a Change of Control Transaction described in clauses (iv) or (v).

                  (B) Maker or the person acquiring control of Maker pursuant to the Change of Control Transaction shall be required to purchase the shares of Maker's Common Stock issued upon conversion of this Debenture from Payee at the closing of the Change of Control Transaction, or on the effective date thereof if there is no closing, for a cash amount per share equal to (x) the per share merger consideration, purchase, exchange or conversion price for Maker's Common Stock in a Change of Control Transaction described in clauses (i) or (iii) of the preceding paragraph (A), (y) the aggregate purchase price (which shall include, without limitation, the amount of any liabilities assumed by the purchaser, the present value of any deferred consideration and the present value of any contingent consideration as agreed between Maker and Payee or as determined by an independent "Big Six" accounting firm chosen jointly by Maker and Payee) for a Change of Control Transaction described in clause (ii) of the preceding paragraph (A) divided by the number of shares of Maker's Common Stock outstanding at the time of such Change of Control Transaction or (z) the average of the closing bid prices of a share of Maker's Common Stock for the thirty (30) trading days prior to the effective date of a Change of Control Transaction described in clauses (iv) or (v) of the preceding paragraph (A). If such cash purchase price is not paid in full when due, the unpaid portion thereof shall bear interest at an annual rate of 14% from the due date until such amount is paid in full. Any partial payment shall be made pro rata to holders of the Debentures in proportion to the full amount to which they would otherwise be entitled. Until such purchase price has been paid in full, Maker and any other entity responsible for the payment thereof shall not declare or pay any dividend or any other distribution or pay or set aside any sums for or apply any sums to the purchase or redemption of any shares of its capital stock.

      (C)     This paragraph (e) shall not apply to a Reorganization.

              (2) If Maker has not completed a Reorganization prior to September 30, 1996, but has completed a Reorganization prior to the occurrence of a Change of Control Transaction with respect to either entity whose securities comprise the Units, any principal amount of this Debenture that has not otherwise been converted pursuant to Section 7 shall be immediately and automatically converted into Units immediately prior to the occurrence of a Change of Control Transaction involving either of the entities whose securities comprise the Units. In such event, the Conversion Price shall be an amount equal to the lower of

                (i)     $5.23, and

                (ii)    the sum of

                        (a) the average of the aggregate of the closing bid prices for a share (or other unit) of each of the individual securities included in a Unit of the entity that is not involved in the Change of Control Transaction (measured by reference to the number of shares (or other units) of such security within the
                        Unit) for the thirty trading days prior to the effective date of the Change of Control Transaction with respect to the other entity and

                        (b)      the applicable amount specified in clause
                        (y) of Section 7(e)(1)(A), mutatis mutandis, for each of the individual securities included in the Unit of the entity that is involved in the Change of Control Transaction (measured by reference to the number of shares (or other units) of such security within the
                        Unit).

At the completion of the Change of Control Transaction, if this Debenture has been converted in the Change of Control Transaction pursuant to this Section 7(e) (2), Payee shall sell and receive cash for the securities issuable upon conversion which were subject to the Change of Control Transaction in accordance with the provisions of Section 7(e) (1) (B), mutatis mutandis, and it shall thereafter continue to hold the securities issuable upon conversion of the entity not involved in the Change of Control Transaction.

       (f) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of this Debenture. In lieu of any fractional share to which the holder would otherwise be entitled, Maker shall pay cash to such holder in an amount equal to such fraction multiplied by the applicable Conversion Price. In order to convert this Debenture into full shares of Common Stock, the holder shall surrender this Debenture, duly endorsed, to the office of Maker or of any transfer agent for this Debenture, and shall give written notice to Maker at such office that he elects to convert the same, the principal amount of this Debenture to be so converted and a calculation of the Conversion Price; provided, however, that Maker shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion until either this Debenture is delivered to Maker or its transfer agent as provided above, or the holder notifies Maker or its transfer agent that such Debenture has been lost, stolen or destroyed and executes an agreement reasonably satisfactory to Maker to indemnify Maker from any loss incurred by it in connection with such Debenture or conversion occurs automatically or at the option of Maker pursuant to the provisions of Section 7.

       Maker shall issue and deliver within three (3) business days after delivery to Maker of this Debenture, or after such agreement and indemnification, to Payee at the address of Payee specified in the notice of conversion, a certificate or certificates for the number of shares of Common Stock to which Payee shall be entitled as aforesaid. The date on which notice of conversion is given shall be deemed to be the date set forth in such notice of conversion provided that the original Debenture to be converted is received by the transfer agent or Maker within five (5) business days thereafter and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original Debenture to be converted is not received by the transfer agent or Maker within five business days after the date on which notice of conversion is given, the notice of conversion shall become null and void.

       If Payee exercises its right to convert part but not all of this Debenture, in addition to the shares of Common Stock (or other securities, if applicable) issuable upon conversion and cash for any fractional shares, Maker will also deliver to such holder a new Debenture, of like tenor, for the principal amount of this Debenture not being converted.

       (g) Reservation of Stock Issuable Upon Conversion Maker shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of this Debenture, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Debentures being issued pursuant to the Purchase Agreement; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Debentures issued pursuant to the Purchase Agreement, Maker will promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

       The provisions of this Section 7(g) shall also apply, mutatis mutandis, to any securities issuable by the Company or any other entity as part of any Unit issued pursuant to Section 7(d).

       8. Repayment. If upon conversion of this Debenture, Maker (or any other entity which is required to issue securities upon conversion of this Debenture under Section 7(d)) fails to issue shares of its Common Stock or other securities (if required under Section 7(d)) that have been registered under the Securities Act as required under Section 7, Payee shall have the right, upon written notice to Maker, to rescind the conversion of this Debenture and require repayment hereunder in cash as provided in this Section 8. The aggregate cash repayment amount for this Debenture under this Section 8 shall be an amount equal to the higher of (i) the current market value on the date of the notice of redemption of the securities that would have been issued upon conversion of this Debenture pursuant to Section 7 had Maker and any other applicable entity issued securities registered under the Securities Act as required by Section 7, or (ii) the outstanding principal amount of this Debenture plus all due but unpaid interest hereon, or (iii) the relevant aggregate purchase price specified in Section 7(e)(1)(B) if this Debenture was converted in connection with a Change of Control Transaction pursuant to Section 7(e).

          The cash repayment amount shall be payable by Maker to the holders of the Debentures requesting repayment in cash by wire transfer to such account as specified by such holder on the fifth day after Maker's receipt of notice from such holder of its request for repayment in cash. In the event Maker is unable or shall fail to pay the repayment amount in cash on the date due, Maker shall repay on such date the principal amount of this Debenture which it is able to repay, pro rata among all holders of the Debentures issued pursuant to the Purchase Agreement that have then given notice of repayment in cash in proportion to the full amounts to which they would otherwise be entitled if all Debentures required to be repaid were repaid, and shall pay the remainder of the repayment amount as soon as Maker is able to do so. Any unpaid portion of the repayment amount shall bear interest at an annual rate of 14% from the due date until such amount is paid in full. For so long as any repayment amount with respect to this Debenture for which repayment in cash has been requested has not been fully paid, Maker shall not declare or pay any dividend or any other distribution or pay or set aside any sums for or apply any sums to the purchase or redemption of any shares of capital stock of Maker.

       9.     Registration.

              9.1 Maker hereby agrees at its sole cost and expense (excluding any discounts and commissions, if applicable) to file, and use its best efforts to cause to become effective within 180 days following the date hereof (the "Registration Date") and to keep effective and current under the Securities Act a registration statement or registration statements (each a "Registration Statement") covering the maximum number of shares of Common Stock of the Maker issuable upon conversion of this Debenture (the "Registrable Shares"). Maker shall also use its best efforts to keep any such Registration Statements, and the accompanying prospectuses, effective and current under the Act at its expense for a period until the Payee is able to sell all of its Registrable Shares (the "Registration Period").

              9.2 Any Registration Statement referred to in Section 9 hereof shall be prepared and processed in accordance with the following terms and conditions:

                     (a) Payee will cooperate in furnishing promptly to Maker in writing any information requested by Maker in connection with the preparation, filing and processing of such Registration Statement and agrees to comply with all requirements of the Securities Act or other laws applicable to it in connection with the offer, sale, underwriting and distribution of its respective Registrable Shares.

                      (b) Maker will furnish to the Payee such number of prospectuses or other documents incident to such registration as may from time to time be reasonably requested, and cause its Registrable Shares to be qualified under the blue sky laws of those states reasonably requested by the Payee.

                       (c) Maker will indemnify the Payee (and any officer, director or controlling person of the Payee) and any underwriters acting on behalf of the Payee against all claims, losses, expenses, damages and liabilities (or actions in respect thereof) to which they may become subject under the Securities Act or otherwise, arising out of or based upon any untrue or alleged untrue statement of any material facts contained in any Registration Statement filed pursuant hereto, or any document relating thereto, including all amendments and supplements, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein contained not misleading, and will reimburse the Payee (or such other aforementioned parties) or such underwriters for any legal and all other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that Maker will not be liable where the untrue or alleged untrue statement or omission or alleged omission is based upon information furnished in writing to Maker by the Payee expressly for use therein, or solely as a result of the Payee's failure to furnish to Maker information duly requested in writing by counsel for Maker specifically for use therein. This indemnity agreement shall be in addition to any other liability Maker may have. The indemnity agreement of Maker contained in this paragraph (c) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any indemnified party and shall survive the delivery and payment for the Registrable Shares.

              (d) The Payee will indemnify Maker (and any officer, director or controlling person of Maker) and any underwriters acting on behalf of Maker against all claims, losses, expenses, damages and liabilities (or actions in respect thereof) to which they may become subject under the Securities Act or otherwise, arising out of or based upon any untrue or alleged untrue statement of any material facts contained in any Registration Statement filed pursuant hereto, or any document relating thereto, including all amendments and supplements, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein contained not misleading, and, will reimburse Maker (or such other aforementioned parties) or such underwriters for any legal and other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action; provided, however, that the Payee will be liable as aforesaid only to the extent that such untrue or alleged untrue statement or omission or alleged omission is based solely upon information furnished in writing to Maker by the Payee expressly for use therein, or solely as a result of its failure to furnish Maker with information duly requested in writing by counsel for Maker specifically for use therein. This indemnity agreement contained in this paragraph (d) shall remain operative and in full force and effect regardless of any investigation made by or an behalf of any indemnified party and shall survive the delivery of and payment for Registrable Shares.

              (e)     Promptly after receipt by an indemnified party under this
Section 9.2 of notice of the commencement of any action, such indemnified party will follow the procedures prescribed by Section 10.3 of the Purchase Agreement, which terms are incorporated herein by this reference and made a part hereof, mutatis mutandis.

              (f) Except as expressly set forth in Section 9.2(g), Maker shall bear all costs and expenses incident to any registration pursuant to this
Section 9 and the legal fees and expenses of one firm representing the Payee and holders of all registrable shares under the Debentures.

              (g) The Payee shall pay any and all underwriters discounts, brokerage fees and transfer taxes incident to the sale of any securities sold by the Payee pursuant to this Section 9.

       10.    Subordination.

              (a) Maker, for itself, its successors and assigns, covenants and agrees, and Payee by Payee's acceptance of this Debenture, likewise covenants and agrees, that the Debentures represent and at all times shall remain unsecured indebtedness of Maker and the payment of the principal, interest and premium (if any) on this Debenture and on each and all of the Debentures is hereby expressly subordinated to the extent and in the manner set forth below to the prior payment in full in cash of all Senior Indebtedness (as defined below), whether such Senior Indebtedness is repaid in accordance with its terms, or upon dissolution, winding up, liquidation or reorganization of Maker (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise). The provisions of this
Section 10 shall constitute a continuing offer to all persons who become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness and such holders are hereby made beneficiaries hereunder, the same as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions. Such provisions will not be amended without the prior written consent of all holders of Senior Indebtedness. For purposes of this Debenture, "Senior Indebtedness" shall mean all loans, advances, liabilities, covenants, duties or other indebtedness of Maker existing on the date hereof and listed on Schedule A hereto or any Bank Debt (as defined below) arising from time to time hereafter and any and all renewals, extensions and refundings of any such indebtedness, whether for principal, premium or interest (including post-petition interest) or otherwise, of Maker or any subsidiary of Maker, whether direct or indirect, absolute or contingent, secured or unsecured, due or to become due, unless in any instrument or instruments creating, evidencing or securing any such indebtedness it is expressly provided that such indebtedness is not superior in right of payment to the Debentures. Without limiting the generality of the foregoing, Maker and Payee acknowledge and agree that the term "Senior Indebtedness" includes, without limitation, all loans, advances, liabilities, covenants, duties and other indebtedness of Maker existing on the date hereof or arising from time to time hereafter, and any and all renewals, extensions and refundings of any such indebtedness, whether for principal, premium, interest, fees or otherwise of Maker or any subsidiary of Maker, whether direct or indirect, absolute or contingent, secured or unsecured, due or to become due, to any or all of (i) Bank South, (ii) NationsBank, N.A. (South), or any other Lender under the Credit Agreement, dated as of November 14, 1994, among Maker, Bank South, as Agent, and the Lenders listed therein, as amended or supplemented from time to time; and any indebtedness of Maker to a commercial bank or financial institution that, by its terms, is expressly incurred in replacement or substitution of all or any portion thereof (the "Bank Debt").

         (b) Upon any payment or distribution of the assets of Maker or any subsidiary of Maker or any of them of any kind or character, whether in cash, property or securities to creditors upon any dissolution, winding up, total or partial liquidation, reorganization, recapitalization or readjustment of Maker or any subsidiary of Maker or any of them or their respective securities (whether voluntary or involuntary, or in bankruptcy, insolvency, reorganization, liquidation or receivership proceedings, or upon an assignment for the benefit of the creditors, or any other marshaling of the assets and liabilities of Maker or any subsidiary of Maker, or otherwise), then in such event:

                 (i) the holders of Senior Indebtedness shall be entitled to receive payment in full in cash (or to have, such payments duly provided for in a manner satisfactory to the holders of Senior Indebtedness) of all amounts due or to become due on or in respect of all Senior Indebtedness, before any payment is made on account of or applied on the Debentures (other than payment in shares of stock of the Maker as reorganized or readjusted, or securities of the Maker or any other corporation or other entity provided for by a plan of reorganization or readjustment, which stock and securities are subordinated to the payment of all Senior Indebtedness and securities received in lieu thereof which may at the time be outstanding);

                 (ii) any payment or distribution of assets of Maker or any subsidiary of Maker or any of them of any kind or character from any source whatsoever, whether in cash, property or securities (other than shares of stock of the Maker as reorganized or readjusted, or securities of the Maker or any other corporation or other entity provided for by a plan of reorganization or readjustment, which stock and securities are subordinated to the payment of all Senior Indebtedness and securities received in lieu thereof which may at the time be outstanding), to which the holders of the Debentures would be entitled except for the provisions of this Section 11, shall be paid or delivered by any debtor, custodian or other person making such payment or distribution, directly to the holders of the Senior Indebtedness, for application to payment of all such Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness; and

                 (iii) in the event that, notwithstanding the foregoing provisions of this Section 11(b), any payment or distribution of assets of Maker or any subsidiary of Maker or any of them of any kind or character from any source whatsoever, whether in cash, property or securities (other than shares of stock of the Maker as reorganized or readjusted, or securities of the Maker or any other corporation or other entity provided for by a plan of reorganization or readjustment, which stock and securities are subordinated to the payment of all Senior Indebtedness and securities received in lieu thereof which may at the time be outstanding) shall be received by any holder of the Debentures before all such Senior Indebtedness is indefeasibly paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be immediately paid or delivered by such holder to, as the case may be, the holders of such Senior Indebtedness remaining unpaid, for application to the payment of all such Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

         (c) No payment of principal on the Debentures other than pursuant to Sections 7 or 8 hereof shall he made by or on behalf of Maker or any subsidiary for Maker or any of them unless and until the Senior Indebtedness shall have been indefeasibly paid in full in cash.

         (d) No payment of any kind on account of the Debentures (whether principal, interest, premiums, fees or otherwise) other than pursuant to Section 7 hereof shall be made by or on behalf of Maker or any subsidiary of Maker or any of them upon and during the continuance of any default in the payment of principal, interest or premium, if any, with respect to any Senior Indebtedness.

         (e) Upon and during the continuance of any default or event of default under or with respect to any Senior Indebtedness, except pursuant to Sections 7 or 8 hereof, no holder of any Debenture may (i) accelerate or take any action to accelerate the maturity of all or any portion of any Debenture, or
(ii) commence or continue any judicial proceedings against Maker or any of its subsidiaries with respect to this Debenture, or (iii) exercise any rights or remedies under any Debenture or at law or in equity in respect of the collection of the indebtedness evidenced thereby.

         (f) In the event that, notwithstanding the foregoing provisions of this Section 10, any payment or distribution of assets of Maker or any subsidiary of Maker or any or them of any kind or character from any source whatsoever, whether in cash, property or securities, shall be received by any holder of any Debenture contrary to the foregoing provisions of this Section 10, such payment or distribution shall be held in trust for the benefit of, and shall be immediately paid or delivered by such holder to, as the case may be, the holders of such Senior Indebtedness remaining unpaid, for application to the payment or prepayment of all such Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full in cash.

         (g) Each holder of Senior Indebtedness is hereby irrevocably authorized and empowered (in its own name or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in respect of this Debenture and to file claims and proofs of claim with respect to the

Debenture if the holder of the Debenture fails to do so within sixty (60) days after receipt of written notice from the holders of the Senior Indebtedness requesting it to take such action.

         (h) The provisions of this Section 10 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of Senior Indebtedness, as though such payment had not been made.

         (i) Holders of the Debentures hereby undertake and agree for the benefit of the holders of Senior Indebtedness that, upon the occurrence and during the continuance of a default under any Senior Indebtedness, they shall take any actions reasonably requested by any holder of such Senior Indebtedness to effectuate the full benefit of the subordination contained herein.

         (j) Subject to the payment in full of all Senior Indebtedness, the holders of the Debentures shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Maker applicable to the Senior Indebtedness until all amounts owing on the Debentures shall be paid in full, and for the purpose of such subrogation, no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Maker or by or on behalf of the holders of the Debentures by virtue of this
Section 10 which otherwise would have been made to the holders of the Debentures, shall be deemed to be payment by the Company to or on account of the Senior Indebtedness, it being understood that the provisions of this Section 10 are and are intended solely for the purpose of defining the relative rights of the holders of the Debentures, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

         (k) Nothing contained in this Section 10 or elsewhere in this Debenture shall impair, as between the Maker and the holder of this Debenture, the obligation of the Maker, which is absolute and unconditional, to pay to the holder of this Debenture the principal of and interest on this Debenture as and when the same shall become due and payable in accordance with the terms hereof, or prevent the holder of this Debenture upon any default hereunder from exercising all rights, powers and remedies with respect hereto, all subject to the rights of the holders of the Senior Indebtedness under this Section 10.

       11. Default. Each of the following shall constitute a "Default" under this Debenture:

       (i)     the maker shall fail to pay interest as required pursuant to
Section 3 hereof;

       (ii) the maker shall fail to convert all or any portion of this Debenture as required pursuant to Section 7 hereof;

       (iii) Maker shall fail to pay in cash when due the amounts payable pursuant to Section 8 hereof;

       (iv) Maker shall default in the performance or observance of any covenant contained in this Debenture or in the Purchase Agreement; or

       (v) any event or circumstance shall have occurred which shall result in the acceleration of the maturity of any Senior Indebtedness or which shall permit any holder of any Senior Indebtedness to accelerate the maturity thereof or to require an early prepayment or repayment of such Senior Indebtedness.

       12. Voting and Other Rights. Upon the occurrence and during the continuance of a Default, the holders of the Debentures shall be entitled to vote together with the holders of the Common Stock of the Maker, voting together as one class, on all actions to be voted on by the shareholders of the Maker. The holder of this Debenture shall be entitled to a number of votes equal to the number of shares of Common Stock into which this Debenture would be convertible, assuming a Conversion Price of $5.23.

       Holders of the Debentures shall be entitled to notice of all shareholder meetings or written consents whether or not they would be entitled to vote at such meetings or with respect to such consents, which notice would be provided pursuant to the Maker's By-Laws and applicable statutes. Holders of the Debentures shall also be entitled to receive all reports and other information or materials distributed to the holders of the Maker's Common Stock at the time and in the manner such items are distributed to the holders of the Maker's Common Stock.

       Except as provided in this Section 12, this Debenture shall not entitle the holder hereof to any of the rights of a shareholder of Maker.

       13. Certain Covenants (a) So long as any principal amount of the Debentures remain outstanding, all transactions between the Maker and any separate public company into which the Maker may transfer any of its operations or assets in a Reorganization and all transactions between the Maker and any affiliate of the Maker (other than wholly-owned subsidiaries of the Maker) shall be approved by a majority of the independent directors of the Maker's Board of Directors and will be on an arms-length basis and fair to the Maker and to such other entity or affiliate. For purposes of this Section 13(a), an "affiliate" of the Maker shall mean any officer, director or beneficial owner, directly or indirectly, of more than five percent of the Maker's Common Stock (and if such beneficial owner is a corporation, any person controlling, controlled by or under common control with such beneficial owner, or any officer or director of such beneficial owner or of any corporation occupying any such control relationship) or any other person which, directly or indirectly, controls or is controlled by or is under common control with the Maker. For purposes of this

Section 13 (a), "control" with respect to any person shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise. For purposes of this Section 14 (a), "independent director" shall mean each director who is not an officer or employee of the Maker or an "affiliate."

         (b) The Maker shall, as a condition of any spin-off of its operations or assets to a separate public company in a Reorganization, cause such separate public company to agree to be bound by the provisions of this Debenture applicable to it. In addition, the Maker shall, as a condition of any Change of Control Transaction to which it is a party, cause the person acquiring control of the Maker pursuant to the Change of Control Transaction to agree to be bound by the provisions of this Debenture applicable to it.

         14. Amendments. This Debenture shall not be amended without the prior written approval of the holders of at least two-thirds of the outstanding principal amount of the Debentures.

         15. Waiver. Maker and any and all sureties, guarantors and endorsers of this Debenture and all other parties now or hereafter liable hereon, severally waive grace, demand, presentment for payment, protest, notice of any kind (including, but not limited to, notice of dishonor, notice of protest, notice of intention to accelerate and notice of acceleration) and diligence in collecting and bringing suit against any party hereto, and agree
(a) to all extensions and partial payments, with or without notice, before or after maturity, (b) to any substitution, exchange or release of any security now or hereafter given for this Debenture, (c) to the release of any party primarily or secondarily liable hereon, and (d) that it will not be necessary for the Payee, in order to enforce payment of this Debenture, to first institute or exhaust the Payee's remedies against Maker or any other party liable therefor or against any security for this Debenture.

         16. Costs of Collection. If a Default occurs hereunder or under any of the instruments securing payment hereof (whether or not suit is filed), or if this Debenture is collected by suit or legal proceedings or through the probate court or bankruptcy proceedings, Maker agrees to pay all reasonable attorneys' fees and all expenses of collection and costs of court.

         17. Interest Adjustments. It is the intention of the parties hereto to comply with applicable usury laws (now or hereafter enacted): accordingly, notwithstanding any provision to the contrary in this Debenture, or in any of the documents securing payment hereof or otherwise relating hereto, in no event shall this Debenture or such documents require the payment or permit the collection of interest in excess of the maximum amount permitted by such laws. If any such excess of interest is contracted for, charged, taken, reserved or received under this Debenture or under


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


the terms of any of the documents securing payment hereof or otherwise relating hereto, or in the event the maturity of the indebtedness evidenced by this Debenture is accelerated in whole or in part, so that under any of such circumstances the amount of interest contracted for, charged, taken, reserved or received under this Debenture or under any of the instruments securing payment hereof or otherwise relating hereto, on the amount of principal actually outstanding from time to time under this Debenture shall exceed the maximum amount of interest permitted by applicable usury laws, now or hereafter enacted, then in any such event (i) the provisions of this paragraph shall govern and control, (ii) any such excess which may have been collected at final maturity of said indebtedness either shall be applied as a credit against the then unpaid principal amount hereof or refunded to Maker, at the Payee's option, (iii) if, as a result of the application of the provisions of this paragraph, the Payee shall receive interest payments under this Debenture in an amount less than the amount otherwise provided hereunder, such deficit will, to the fullest extent permitted by applicable laws, cumulate and be carried forward (without interest) until the payment in full of this Debenture, and interest otherwise payable to Payee hereunder for any subsequent period shall be increased by the maximum amount of such deficit that may be so added without causing the Payee to receive interest in excess of the maximum amount then permitted by applicable laws, and
(iv) upon such final maturity, the effective rate of interest shall be automatically reduced to the maximum lawful rate allowed under applicable usury laws as now or hereafter construed by the courts having jurisdiction thereof. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved or received under this Debenture or under such other documents which are made for the purpose of determining whether such rate exceeds the maximum lawful rate, shall be made, to extent permitted by applicable laws, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan evidence hereby, all interest at any time contracted for, charged, taken, reserved or received from Maker or otherwise by the Payee connection with such indebtedness.

         18. Applicable Law. This Debenture shall be govern and construed under the applicable laws of the State of Georgia without regard to the conflicts of law provisions thereof.

         19. No Waiver by the Payee. Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by the Payee and handled in collection in the Payee's customary manner, but the same shall not constitute payment hereunder or diminish any rights of the Payee except to the extent that actual cash proceeds of such instrument are unconditionally received by the Payee.

               IN WITNESS WHEREOF, MOUNTASIA ENTERTAINMENT INTERNATIONAL, INC. has caused this Debenture to be executed in its name by a duly authorized officer.

                                          MOUNTASIA ENTERTAINMENT
                                          INTERNATIONAL, INC.


                                          By:
                                             --------------------------------
                                          Title:
                                                ----------------------------

                                   SCHEDULE A


1. Loan Agreement, dated January 8, 1991, by and between Maker and 1st National Bank Northwest Florida. Outstanding as of March 31, 1996 - $950,144.23

2. Sales Contract and Licensing Agreement, dated March 13, 1996, by and between Maker and Petro Associates (d/b/a Amusement Solutions). Outstanding as of March 31, 1996 - $744,450.00

3. Credit Agreement, dated as of November 14, 1994, among, Maker, Bank South, N.A. (k/n/a NationsBank, N.A. (South)), as Agent and the Lenders listed therein. Outstanding as of March 31, 1996 - $2,991,017.00

4. Loan Agreement, dated August 1, 1994 by and between Maker and Bank South, N.A. (k/n/a NationsBank, N.A. (South)). Outstanding as of March 31, 1996 - $6,506,000.00

5. Promissory Note, dated August 18, 1994, by and between Maker and Barnett Bank. Outstanding as, of March 31, 1996 - $45,000.00

6. Promissory Note, dated February 4, 1993, by and between Maker and Barnett Bank. Outstanding as of March 31, 1996 - $11,055.00

7. Master Lease, dated June 1994, by and between Maker and CIT Equipment Finance. Outstanding as of March 31, 1996 - $1,819,206.58

8. Promissory Note, dated June 17, 1995, by and between Maker and General Motors Acceptance Corporation. Outstanding as of March 31, 1996 - $25,277.52

9. Promissory Note, dated August 1993, by and between National Bank of Texas and Kingwood FFC, L.P. Outstanding as of March 31, 1996 - $53,554.66

10. Loan Agreement, dated January 1993, by and between Maker and Norwest Equipment Finance. Outstanding as of March 31, 1996 - $353,798.78

11. Loan Agreement, dated August 1993, by and between ITT and Kingwood FFC, L.P. Outstanding as of March 31, 1996 - $927,777.81









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